EXHIBIT 10.1
Form of
PURCHASE AGREEMENT AND ABSOLUTE
ASSIGNMENT OF LIFE INSURANCE POLICY

Seller:
Insured:
Insurance Company:
Policy #:

THIS AGREEMENT (the “Agreement”), is dated as of _________, 2005, by and between the Seller and the Purchaser. The terms, conditions and provisions set forth on the Terms Rider and Key Terms (hereinafter, the “Terms Rider”) are hereby incorporated by reference. All capitalized terms not defined herein are as defined in the Terms Rider.

WHEREAS, the Seller is the sole owner of a certain life insurance policy, more particularly described on the Terms Rider (the “Policy”), issued by the Insurance Company, insuring the life of the Insured, and;

WHEREAS, the Seller desires to sell to Purchaser all of Seller's rights, title and interest in, to and under the Policy and the proceeds and/or benefits derived and/or to be derived therefrom, and;

WHEREAS, Purchaser is willing to purchase all of the Seller’s right, title and interest in, to and under the Policy and the proceeds and/or benefits derived or to be derived therefrom, and;

WHEREAS, the Seller has either consulted with or had an opportunity to consult with and receive professional advice from attorneys, accountants, and/or financial advisors of the Seller’s choosing prior to entering into this Agreement, and;

WHEREAS, the parties, after due consideration and deliberation, desire to enter into this Agreement setting forth herein their respective rights and obligations with respect to the Policy, the proceeds and/or benefits derived or to be derived therefrom, and the subject matter hereof.

NOW, THEREFORE, in consideration of the payment by Purchaser to the Seller of the Purchase Price and in further consideration of the mutual promises and covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Incorporation of Recitals. The above-stated references and recitals are hereby incorporated into this Agreement by reference as if set out again in full.

2.	Purchase & Sale of Policy. Subject to the terms and conditions set forth hereinbelow:
a.
The Seller hereby sells, transfers, conveys and assigns absolutely, irrevocably and forever to Purchaser, all the Seller’s right, title, claim, interest, options, benefits and privileges in, under and/or with respect to the Policy and the proceeds derived and/or to be derived therefrom which now or hereafter exist and/or arise in favor of the Seller and/or each and every beneficiary in, under or with respect to the Policy, including, without limitation, the following rights to:

i.	change the beneficiary on the Policy;
ii.	assign or surrender the Policy;
iii.	borrow on and maintain the Policy;
iv.	apply for obtain a waiver of premium or conversion of the Policy;
v.	be notified about any and all matters relative to the Policy as to which Seller may or should be notified;
vi.	receive the net death benefit due under the Policy and use or disburse same as Purchaser deems appropriate, in its sole discretion (subject to any of Seller's rights of rescission hereunder);
vii.	use and enjoy the cash value and Policy dividends as Purchaser deems appropriate, in its sole discretion (subject to any of Seller's rights of rescission hereunder).
b.
Seller, concurrently with the Change of Ownership form (attached hereto as Exhibit “C”) executed pursuant to this Agreement, hereby designates Purchaser as the sole beneficiary of the Policy as indicated on the Change of Beneficiary form (attached hereto as Exhibit “D”).

c.
Purchaser hereby purchases and accepts all of the Seller’s right, title and interest in, to and under the Policy and the proceeds and benefits derived and/or to be derived therefrom which now or hereafter exist and/or arise in favor of the Seller and/or each and every beneficiary in, under and/or with respect to the Policy, except as outlined in section 14(a) of this Agreement.

d.
The Seller acknowledges and agrees that the foregoing sale, transfer, conveyance and assignment includes within it all of the Seller’s right, title and interest in and to all money, funds, sums of money and/or other proceeds now or in the future due or payable under the Policy, including without limitation all dividends, options, benefits, and/or advantages derived and/or to be derived from the Policy, and the right to surrender the Policy at any time and to receive the surrender value of the Policy, all for the sole use and benefit of Purchaser.

e.	Following the closing of the transaction contemplated herein, Seller shall have no obligation to pay premiums on the Policy.

3.	Purchase Price. The Purchaser shall pay the Purchase Price to the Seller as follows:
Within three (3) business days, upon receipt from the Seller of documents to effect the transfer of the Policy, Purchaser will:

Place the proceeds of the settlement with a trustee or escrow agent, to be placed into an escrow or trust account in a financial institution that is a member of the Federal Deposit Insurance Corporation (FDIC), where such proceeds shall remain until:

(i) the proceeds are disbursed to the Seller within three business days, upon the written acknowledgment of the transfer of the Policy by the Issuer of the Policy;

(ii) the proceeds are transferred to purchase an instrument used to effect installment payments in a manner permitted by Texas law; or

(iii) the proceeds and premium paid by the Purchaser are returned to the Purchaser by the escrow agent or trustee upon notice of the Seller's rescission, including rescission due to the death of the Seller within the rescission period.

4.
Representations. As a material inducement to Purchaser to enter into this Agreement and consummate the transaction contemplated thereby, the Seller hereby represents to Purchaser, which representations shall survive the execution and delivery of this Agreement and the Closing thereof, as follows:

a.
That the Seller has full, complete and absolute title to and ownership of and in the Policy, free and clear of all liens, claims, loans, charges, restrictions and encumbrances, and that after the effective date of the transfer of ownership of the Policy to Purchaser and the designation of Purchaser by the Insurance Company in writing as a sole beneficiary in and under the Policy, no person or other legal entity will have any interest in or claim to the Policy or the proceeds derived or to be derived therefrom other than Purchaser.

b.
That Seller has the full right, power and authority to enter into this Agreement and to consummate the transaction contemplated hereby without the consent of the Insurance Company, the beneficiaries of or under the Policy, any other party, legal entity, or governmental body.

c.
That this Agreement and all Exhibits or other documents executed and delivered in connection with or relating to this Agreement (the "Related Documents") and the consummation of the transactions contemplated by this Agreement and the Related Documents, by the Seller, have been duly executed and delivered, and are the legal and binding obligations of the Seller, as the case may be, enforceable against the Seller, in accordance with their respective terms.

d.
The Agreement and Related Documents (and the consummation of transactions contemplated therein) do not, and will not, violate any agreement, covenant, law, rule or regulation with respect to which the Seller is bound or to which the Seller is a party, and the Seller represents that no person, partnership, corporation or other entity has any contract or any other rights or claims to the ownership or proceeds of the Policy.

e.	(Intentionally omitted)
f.	That Seller has a full and complete understanding of this Agreement and the benefits of the Policy.
g.
That there is attached hereto as Exhibit “A” and incorporated herein by reference a true, complete and accurate copy of the original Policy, including all amendments, endorsements, schedules, supplements and riders thereto.

h.	That the Peachtree Life Settlements Application attached hereto was at the time of its completion and delivery, and remains as of the date hereof, true, correct and complete in all respects.
i.	That Exhibits "C" and "D" are complete and have been fully executed by Seller.
j.	That Exhibits "E" and "F" have been fully completed and executed.
k.
That Seller has not filed, nor had filed against Seller any proceeding under the Federal Bankruptcy statutes, or state debtor relief laws in any jurisdiction, nor has the Seller made any assignment of any property for the benefit of any creditors, nor has the Seller had a receiver or trustee be appointed for Seller or Seller’s property, nor is there presently existing or threatened any execution, levy, attachment or other legal process of law upon the Seller’s property including, without limitation, the Seller’s interest in the Policy, nor is there outstanding any legal process against the Seller or his property which enjoins the Seller from transferring ownership of the Policy to Purchaser, or to effect a change of beneficiary naming Purchaser as sole beneficiary, nor has the Seller in any manner encumbered or pledged the Policy so that the right of ownership of the Policy or the right to effect a change of beneficiary naming Purchaser as the sole beneficiary may be impaired, affected or possibly giving another person, partnership, corporation or other entity an interest in the Policy or the right to be named as beneficiary.

l.	That all of the information provided to Purchaser by the Seller is complete and accurate in all respects.
m.
That the Seller has consulted with and received advice from attorneys, accountants and/or financial advisors of the Seller’s own choosing to the extent that the Seller has deemed such advice necessary in order to satisfy itself that entering into this Agreement and consummating the transaction contemplated hereby is in its best interest, and that the Seller has determined that entering into this Agreement and consummating the transaction contemplated hereby is in its best interest, and the Seller acknowledges that he has had this Agreement for an amount of time sufficient for him to thoroughly analyze, discuss and receive advice from any professionals or anyone of his own choice.

n.	That Seller has paid all premiums due until the next policy year, or is hereby authorizing the deduction of such premium amounts from the Purchase Price.
o.	That to the best knowledge of the Seller, the Policy is not in any way contestable by the Insurance Company or any other party.
p.
That all information provided by Seller to Purchaser is true and accurate and that Seller hereby acknowledges that any person who knowingly presents false information in the Agreement or any documents related thereto or any utilized to effect the transaction between Seller and Purchaser may be found to be guilty of a crime and may be subject to fines and confinement in prison.

q.
That the Policy is fully enforceable in all respects, including, without limitation, the existence of a valid and legally cognizable insurable interest at the time of its issuance and at all times thereafter and that to the best knowledge of the Seller, there exists no defense to payment of the death benefit due under the terms of the Policy.

5.
Deliverable Documents. Contemporaneous with the execution and delivery of this Agreement, the Seller and the Insured (as applicable) shall duly execute and deliver to Purchaser or cause to be duly executed and delivered to Purchaser:

i.	A true and complete copy of the original Policy which shall be attached hereto as Exhibit "A".
ii.	A completed Peachtree Life Settlements Application, attached hereto including executed original Medical Information Releases and Authorization to release Policy Information.
iii.
Two original Change of Ownership forms attached as Exhibit "C" or as otherwise required by the Insurance Company in order for the Insurance Company to recognize and effectuate the transfer of ownership of the Policy from the Seller to Purchaser.

iv.
Two original Change of Beneficiary forms attached as Exhibit "D" or as otherwise required by the Insurance Company in order for the Insurance Company to recognize and effectuate the change of designation of beneficiaries of or under the Policy from all of those presently designated by Purchaser.

v.
A completed List of Notifiers who have agreed to provide to Purchaser the notification of the death of the Insured which notification shall be in the form annexed to the List of Notifiers attached hereto as Exhibit “F” .

vi.	A completed Contact Information form, attached hereto as Exhibit “E”.
vii.	Three fully executed copies of both Medical and Policy releases, as provided by Purchaser.
viii.	A legible form of identification (e.g. drivers license, passport, etc.).
ix.	A properly executed Escrow Agreement.
x.	An executed Acknowledgment form as prescribed by the Texas Department of Insurance.

6.
Further Documents. The Seller and the Insured hereby covenant and agree at any time and from time to time subsequent to the execution of this Agreement, at no cost or expense to Purchaser, as applicable to the Seller of the Insured, respectively, to take all further actions and/or to execute and deliver all further assurances, documents and/or instruments as may be requested by Purchaser in order to effectuate the intent and purpose of this Agreement, including, without limitation, to effectuate and/or confirm Purchaser’s designation as the sole beneficiary under the Policy, and that the Insured shall authorize the provision and/or delivery of information and documentation to Purchaser from any physician, hospital, medical provider, insurance company or other person or entity with regard to the Insured, the Policy and/or any other matter related thereto as may be reasonably requested by Purchaser.

7.	Right to Rescind Agreement.
a.
Notwithstanding any other provisions of this Agreement to the contrary, the parties hereto acknowledge and agree that the Seller shall have the right to rescind this Agreement and all obligations contained herein by sending written notice to Purchaser of Seller's desire to rescind at any time but not later than the fifteenth (15th) calendar day after the date upon which the Purchase Price is received by the Seller. If the Seller does not exercise its right of rescission within fifteen (15) calendar days of the date the Seller receives the Purchase Price, then the Seller’s right of rescission as set forth herein shall terminate.

b.	In the event that Seller elects to rescind this Agreement subsequent to receiving the Purchase Price, Seller shall have the right to rescind only by:
i.	Providing Purchaser written notice of election to rescind by Seller, and;
ii.
Making an unconditional refund to Purchaser, in immediately available funds, of the entire amount paid to Seller pursuant to this Agreement plus any amounts which Purchaser may have paid to the Insurance Company as premiums or premium deposit.

c.
In the event that the Insured dies during the period in which Seller has a right to rescind this Agreement, this Agreement shall be deemed to have been rescinded, and the Purchaser shall refund the net death benefit to the Seller. A refund of the net death benefit to a beneficiary or beneficiaries under this paragraph is subject to repayment to Purchaser of the Purchase Price, and if applicable, any premiums paid by the Purchaser.

8.	Conditions Precedent. The Purchase Price shall be delivered to Seller once the following Conditions Precedent have been satisfied or waived in writing by Purchaser:
a.	Receipt by Purchaser of a fully executed Agreement.
b.
Purchaser shall have received an original written acknowledgment from the Insurance Company that ownership of the Policy has been transferred, and the beneficiary designated has been changed, each as requested by Purchaser.

c.	Purchaser has verified, the followinginformation relating to the Policy:
i.	the face amount of, and net death benefit payable under, the Policy;
ii.	all encumbrances on the Policy;
iii.
that nothing in the Policy prohibits or restricts Seller from executing this Agreement, and/or from transferring the ownership of the Policy and changing the beneficiary designation as contemplated by this Agreement;

iv.	the absence of restrictions on the transfer of the Policy;
v.	the absence of any outstanding premiums on the Policy;
vi.	that the Policy is in full force and effect and has not lapsed;
vii.	that the premiums have been paid up to and including the date of the closing;
d.	The representation of the Seller shall be true, accurate and complete as of the date hereof and as of the Closing of the transaction contemplated herein.
e.	The Seller shall have otherwise complied with all of its covenants, commitments, undertakings and agreements contained in this Agreement.
f.
There shall not be pending any action, proceeding or governmental action, and there shall not have occurred any change in law or regulation or interpretation of the same, which challenges or seeks to avoid or otherwise places in question the validity of the transactions contemplated by the Agreement.

g.	No insolvency, reorganization or like proceedings shall have been commenced or threatened against, by or involving the Seller, or the Insurance Company.
h.	Seller shall have completed a recorded pre-Closing interview to the satisfaction of Purchaser.
i.	All financial information, policy information premium schedules, inforce illustrations and representations shall be true, complete and accurate in all material respects.
j.
In the event all Conditions Precedent set forth above have not been satisfied in accordance with the terms of this Agreement or waived within sixty (60) days of the date of this Agreement, Purchaser may terminate the Agreement by sending written notice thereof to the Seller. Upon such termination, any funds being held in escrow shall be released therefrom to Purchaser's lender.

9.
Notices. Any and all notices required or permitted under this Agreement shall be in writing, and sent by either certified mail, or registered mail, return receipt requested, postage prepaid, or via a nationally recognized overnight delivery service which provides proof of delivery, to the party to whom it is directed at such party's address above, or at such other address provided in a notice as prescribed herein, or to the last known post office address of such party. Any such notice duly given pursuant to this Agreement shall be deemed effective upon mailing of the notice or if given to a nationally recognized overnight delivery service upon delivery to said overnight delivery entity.

10.
Changes of Address and Other Information. The Seller and Insured agree to notify Purchaser in writing of any change of (a) Seller’s and the Insured’s address and other relevant information, and (b) any changes in information contained on or pertaining to the Current Contact Information form as soon as possible after such change has occurred.

11.
Verification of Contact and Other Information. Seller and Insured understand that Purchaser shall be verifying Seller’s and the Insured’s current address, contact information, family member contact information (as applicable), and other relevant information not more frequently than once every three (3) months for an Insured with a life expectancy greater than one (1) year and not more frequently than every thirty (30) days for an Insured with a life expectancy less than one (1) year (or such longer period if required by applicable state statute or other law) by sending Seller or the Insured (as applicable) correspondence with a prepaid return response. Seller and Insured hereby covenant and agree that they shall promptly and accurately complete and manually execute the return response and return same to Purchaser or its assign(s).

Insured may designate any individual of legal age, in regular contact with the Insured, as a contact for inquiries about the Insured's health status upon written notice providing the name, address and telephone number of the individual designated. Insured may change its designation at any time upon written notice to the Purchaser.

(a) In the event Insured makes such a designation, Purchaser, authorized Purchaser's representatives and/or any authorized broker involved in the transaction contemplated herein shall not contact the Insured for health status information about the Insured, unless Purchaser or such authorized Purchaser's representatives are unable, after diligent effort, to contact a designee for more than 30 calendar days, subject to the restrictions set forth in subsection (b) of this section.

(b)  Following closing of the transaction contemplated herein, Purchaser or authorized Purchaser's representatives shall not contact the Insured or Insured's designee to determine the Insured's health status more frequently than once every 30 days for Insureds with a life expectancy of one year or less, and not more than once every three (3) months for Insureds with a life expectancy of more than one year. No person shall contact the Seller, Insured or designee for determining the health status of an Insured, unless that person is registered as a life settlement provider, provider representative, or broker in Texas.

(c) Purchaser hereby advises Seller that, the person/entity that will be contacting the Insured (or Insured's designee, as the case may be) as to the Insured's health status will be Purchaser, Life Settlement Corporation, 6501 Park of Commerce Blvd., Suite 140B, Boca Raton, FL 33487, telephone no. (866) 864-6888 and/or3720 DaVinci Court Suite 450-A Norcross, GA 30092; telephone no. (800) 444-9820. If someone other than Purchaser will undertake such contacts in the future, Purchaser shall notify the Insured, in writing, of the name, address and telephone number of any individual or entity that shall undertake such contact activities. If the name, address or telephone number of Purchaser changes, Purchaser shall notify Seller of any such change.

12.
Entire Agreement and Modifications. This Agreement, including the Application, the Terms Rider and the Related Documents, contains and constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and there are no representations, understandings, covenants or obligations between the parties hereto other than as expressly set forth in this Agreement, the Terms Rider and the Related Documents. No part of this Agreement may be modified, amended or waived except by an agreement in writing signed by the party or parties against whom enforcement of any such modification, amendment or waiver is sought. No change to this Agreement shall be valid until (a) approved by the Chief Executive Officer, President, Chief Operating Officer or a Senior Vice President of Purchaser, any of whom are hereby designated as having authority to bind the Purchaser and (b) such approval is endorsed thereon or attached to this Agreement. No person, other than the Chief Executive Officer, President, Chief Operating Officer or a Senior Vice President of Purchaser has the authority to change this Agreement or to waive any of its provisions, and, in the absence of fraud, all statements made by Seller shall be deemed representations and not warranties.

13.
Jurisdiction. This Agreement was entered into in the State of Texas, and its validity, construction, interpretation and legal effect shall be governed by the laws and judicial decisions of the State of Texas and the United States of America applicable to contracts entered into and performed entirely within the State of Texas. Any action at law or in equity arising under this Agreement shall be filed only in an appropriate State or Federal Court in Texas. The Parties hereto hereby consent and submit to the exclusive personal jurisdiction of such Courts for the purposes of litigating any such action.

14.	Miscellaneous.
a.
In the event that the Policy contains a provision of double or additional indemnity for accidental death, entitlement to any such additional benefits or amounts shall be as follows: The additional death benefit for accidental death shall remain payable to the beneficiary last named by the Seller, not including the Purchaser or in the absence of a beneficiary, to the estate of the Seller;

b.
Should the Seller have a disability waiver of premium for current and future premium obligations, and said waiver of premium continues to remain in effect after the Policy is sold to Purchaser, the Seller agrees to continue to cooperate with Purchaser to ensure that the disability waiver of premium continues to remain in place, to the extent that it is permitted by the terms of the Policy.

c.	The Policy is incorporated into and made a part of this Agreement.
d.
In the event that any provision of this Agreement is found invalid or unenforceable pursuant to judicial decree or decision, the remainder of this Agreement shall remain valid and enforceable according to its terms.

e.
Seller shall not have any right to assign or transfer this Agreement, or any rights, duties or obligations of Seller under this Agreement, without the prior written consent of Purchaser, which consent may be granted or withheld by Purchaser in its sole discretion. Any attempted assignment without such consent shall be null and void. Purchaser shall have the right to assign this Agreement, including all rights, benefits and obligations, in its sole and absolute discretion, without the Insured’s or Seller’s consent.

f.
It is not the intention of this Agreement or of the parties hereto to confer upon any third party or entity any third party beneficiary rights or rights of action whatsoever, and nothing set forth in this Agreement shall be construed so as to confer upon any third party or entity, other than the parties hereto, any third party beneficiary rights or a right of action under this Agreement or in any manner whatsoever.

g.
Where the context or construction requires, all words applied in the plural shall be deemed to have been used in the singular, and vice versa; the masculine shall include the feminine and neuter, and vice versa; and the present tense shall include the past and future tense, and vice versa.

h.	This Agreement may be executed in one or more counterparts, all of which taken together shall constitute a single Agreement.
i.
If the Policy has been issued as a joint policy or contains riders or other provisions insuring the lives of a spouse, dependents, or anyone else other than the Insured, there may be a possible loss of coverage, and Seller should consult with his or her Insurance Company or agent to determine if the coverage may be converted in order to avoid losing the coverage.

j.	Purchaser has the right to assign, sell, or otherwise transfer ownership of the Policy to a person or entity unknown to the Seller or Insured without the Insured’s or Seller’s consent.
k.
Any notices required under this Agreement shall be given and delivered to either Purchaser or Seller via Certified Mail, Return Receipt Requested at the address set forth herein or subsequently designated in a written notice setting forth an updated address and delivered in accordance with this paragraph.

15.	Other Rights of Seller.
As the Seller is not a corporation incorporated under the laws of the State of Florida, this Agreement is being entered into in Texas, and this Agreement shall be regulated by the statutes and regulations of the State of Texas.

16.	Consent of Insured.

____________, is aware that Seller is selling the Policy to Purchaser and has no objection to such sale. Insured wishes to aid Seller in the sale of the Policy and facilitate its sale to Purchaser. To that end Insured agrees and represents as follows:

a.	That Insured has no claims, interest or liens in, to or under the Policy or any of its proceeds in any manner whatsover.
b.
The Agreement and Related Documents (and the consummation of transactions contemplated herein) do not, and will not, violate any agreement, covenant, law, rule or regulation with respect to which the Insured is bound or the Insured is a party.

c.
That Insured is not now, nor has he ever been the subject of any mental health or mental competency proceedings or any other proceedings or hearings with respect to which the competency or capacity to contract of the Insured is or was an issue, and that no committee, conservator or guardian has ever been or is now appointed or serving with respect to the Insured or his property, nor is any such proceeding, hearing, appointment or service pending, threatened or contemplated.

d.	That Insured is of sound mind and not subject to any constraint or undue influence, and has a full and complete understanding of this Agreement and the Related Documents.
e.
That there is attached to the Agreement as Exhibit “A” and incorporated herein by reference a true, complete and accurate copy of the Policy, including all amendments, endorsements, schedules, supplements and riders thereto.

f.
That the Peachtree Life Settlements Application was at the time of its completion and delivery, and remains as of the date hereof, true, correct and complete in all respects as it relates to the Insured.

g.	That Exhibits "F", "G" and "H" have been fully completed and executed by the Insured and all actions contemplated thereby have been or will be taken.
h.	All of the information provided to Purchaser by the Seller regarding the Insured is complete and accurate in all respects.
i.
That the medical information releases were signed by the Insured, are in full force and effect and that the Insured has consented to the release of all medical information that has been provided to Purchaser prior to the date of this Agreement, and that such consent is in effect and shall remain in effect as stated therein.

j.
Third Party Designee.  As provided above, Insured has the right to designate a third party designee (hereinafter “Designee”) to act as a contact person for verifying Insured’s current address, contact information, family member contact information, and other relevant information not more frequently than once every three (3) months for Insureds with a life expectancy greater than one (1) year and not more frequently than every thirty (30) days for Insureds with a life expectancy less than one (1) year, by sending Designee correspondence with a prepaid return response. If Insured elects to designate a Designee, Insured must provide the information requested below:

Designee Name: Address: Phone Number:
m.	Failure of Designee. Insured hereby covenants and agrees that, should Designee fail to respond to Purchaser’s request for information about Insured, Purchaser shall have the right to contact Insured directly to verify Insured’s current address, contact information, family member contact information, and other relevant information not more frequently than once every three (3) months for Insureds with a life expectancy greater than one (1) year and not more frequently than every thirty (30) days for Insureds with a life expectancy less than one (1) year, by sending Insured correspondence with a prepaid return response. Insured hereby covenants and agrees that he shall accurately complete and manually execute the return response and return same to Purchaser.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals as of the day and year first above written.

SELLER:        PURCHASER:

Life Settlement Corporation

By: _________________________ By: _________________________ Its: _________________________